Exhibit 10.9

Adicet Bio, Inc.

April 28, 2020

Anil Singhal

Re:	Transition Agreement

Dear Anil,

This letter (the “Transition Agreement”) confirms the agreement between you and Adicet Bio, Inc. (the “Company”) (collectively, the “parties”) regarding the transition of your position with the Company on the following terms:

1.    Transition. You acknowledge that, in the event that the proposed reverse triangular merger among the Company, a publicly traded company previously disclosed to you (“Parent”), and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”) pursuant to an agreement and plan of merger anticipated to be entered into shortly following the date hereof (the “Merger Agreement”), is consummated (the “Closing”), your employment with the Company as Chief Executive Officer, President, Treasurer and Secretary shall end effective as of the Closing (such date, the “Resignation Date”). You further acknowledge that on your Resignation Date you will receive your final paycheck, which includes your final wages and pay for any accrued but unused vacation or personal days through your last day of employment, less withholdings. You agree to submit any claims for reimbursement for unreimbursed business expenses within 10 days of the Resignation Date in accordance with the Company’s normal procedures for reimbursement. The parties acknowledge that except as provided for in this Transition Agreement, all benefits and perquisites of employment cease as of your last day of employment, including any and all temporary housing and travel arrangements provided to you by the Company.

2.    Future Service. The parties wish to provide for a smooth succession, including providing the Company time for you and the Company to transition knowledge, relationships, and other matters that you acquired in your years with the Company. Accordingly, you agree that following your Resignation Date you will continue to assist the Company and Parent in the transition to new management (the “Services”) as set out in the Independent Contractor Services Agreement (set forth in Attachment A) (the “Independent Contractor Services Agreement”).

3.    Resignation. For purposes of this Transition Agreement, the parties acknowledge and agree that you have voluntarily elected to resign from your employment without Good Reason as defined in Section 3.c.iii of your Executive Employment Agreement, dated April 23, 2019, as amended, modified or restated from time to time (the “Employment Agreement”), and therefore you are not entitled to any Severance Benefits (as defined in the Employment Agreement), upon termination of your employment under Section 3.b of the Employment Agreement. You also acknowledge that effective as of the Resignation Date, you shall cease to hold, and be deemed to have resigned from (and hereby resign effective as of the Resignation Date from), any and all titles, positions and appointments you hold with the Company and/or any of its subsidiaries, whether as an officer, trustee, director, employee, trustee, committee member or otherwise. You further agree to execute any documents reasonably requested by the Company in connection with the actions contemplated by the preceding sentence. On and after your Resignation Date, you agree that you will not represent to anyone that you are still an employee or officer of the Company or any of its subsidiaries or affiliates or and you will not say or do anything purporting to bind the Company or any of its subsidiaries or affiliates.

4.    Consideration. Although you are not otherwise entitled to receive any additional consideration from the Company under the circumstances of your resignation, subject to, and in consideration for your providing the Company with an executed copy of this Transition Agreement and the Independent Contractor Services Agreement, and provided you continue in service as an employee of the Company through the Resignation Date and comply with all of the terms and conditions of this Transition Agreement, the Independent Contractor Services Agreement, the Employee Proprietary Information and Invention Assignment Agreement entered into by and between you and the Company (the “Proprietary Information Agreement”) and all applicable Company policies, the Company will provide you with the following (“Consideration”): (a) the consulting relationship set forth in the Independent Contractor Services Agreement and (b) the payments and benefits set forth in Section 6 (subject to the terms and conditions thereof).

5.    Equity.

a.    You acknowledge and agree that (i) you currently own options to purchase (A) 3,128,049 shares of the Common Stock of the Company pursuant to that certain Notice of Stock Option Award and Stock Option Award Agreement (Award Number 118), dated as of May 22, 2019, by and between you and the Company and the Company’s 2015 Stock Incentive Plan, as amended (the “Plan”) and (B) 2,814,768 shares of the Common Stock of the Company pursuant to that certain Notice of Stock Option Award and Stock Option Award Agreement (Award Number 140), dated as of October 15, 2019, by and between you and the Company and the Plan (the “Existing Options”), (ii) you may become eligible to receive additional options to purchase up to 364,112 shares of the Common Stock of the Company in accordance with, and subject to the terms of the Employment Agreement (the “Milestone Options”) (the Existing Options and Milestone Options, collectively, the “Options” and the related option agreements for the Options, collectively, the “Option Agreements”) and (iii) other than the Options, and notwithstanding anything to the contrary, you do not have any right, title, claim or interest in or to any equity or other security of the Company, any security convertible or exercisable into any of the foregoing, or any right to purchase or receive any of the foregoing (whether presently, as a result of the passage of time or upon the occurrence of any events).

b.    You and the Company acknowledge and agree that, notwithstanding anything to the contrary, including your service to the Company pursuant to the Independent Contractor Services Agreement or in any other capacity: (i) your transition from an employee to a consultant of the Company as contemplated hereby will not be deemed to be a termination of your Continuous Service for purposes of the Option Agreements (other than as provided for in subsection (iii) below); (ii) following such transition, Continuous Service for purposes of the Option Agreements shall refer solely to your continued service to the Company or its affiliates (including Parent) as a consultant pursuant to the Independent Contractor Services Agreement; (iii) following such transition, your Continuous Service for purposes of the Option Agreement shall be deemed to have been terminated upon the earliest of (the “Vesting End Date”): (1) the termination of your services pursuant to the Independent Contractor Services Agreement or (2) May 7, 2021; (iv) in no event shall you vest in any further shares under the Options following the Vesting End Date (notwithstanding any continuation in your “Continuous Service” for purposes of the Options); provided, however, that if the Company terminates your service under the Independent Contractor Services Agreement without ICSA Cause (as defined below) prior to May 7, 2021, you shall vest in all then unvested shares subject to the Options (the “Unvested Shares”) that would have vested from the date of such termination without ICSA Cause through May 7, 2021; (v) all Unvested Shares (including, for the avoidance of doubt, the Milestone Options and other than any Unvested Shares you may potentially vest in as a result of your service prior to May 7, 2021 pursuant to the Independent Contractor

Services Agreement or pursuant to clause (iv) above) shall be deemed forfeited as of the Resignation Date and (vi) the acceleration provisions set forth in the Option Agreements shall terminate on the Resignation Date and shall thereafter be null and void. The Option Agreements are hereby amended to the extent necessary to reflect the foregoing.

c.    “ICSA Cause” shall mean (i) your intentional performance of any act or failure to perform any act in bad faith and to the detriment of the Company or its affiliates, including, but not limited to, misappropriation of trade secrets, fraud or embezzlement; (ii) material breach by you of any written agreement with the Company or its affiliates; (iii) your conviction or plea of no-contest to any felony or any crime of moral turpitude, (iv) your willful refusal to implement or follow a lawful policy or directive of the Company or its affiliates; or (v) your engagement in misfeasance or malfeasance demonstrated by a pattern of failure to perform job duties diligently and professionally; provided, however, that except for an action, omission, failure, breach, refusal or other event which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) days from the delivery of written notice by the Company within which to cure any acts constituting ICSA Cause; provided however, that, if the Company reasonably expects material injury from a delay of twenty (20) days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Independent Contractor Services Agreement without notice and with immediate effect.

d.    Your further acknowledge and agree that any unexercised Options that are incentive stock options shall cease to be treated as incentive stock options and shall be treated for tax purposes as non-statutory stock options upon the effective date of this Transition Agreement.

e.    The Options will remain subject to the terms and conditions of the following (as modified hereby, as applicable): (i) the Option Agreements, (ii) the Plan and (iii) the Company’s Bylaws, in each case, as may be amended, modified or restated from time to time (collectively, the “Equity Documents”). The Equity Documents will remain in full force and effect and, to the extent applicable, will govern any shares of the Company’s capital stock or other securities of the Company that you currently own or hereafter may acquire in the future (including, but not limited to, any shares you may receive upon exercise of the Options).

f.    You expressly acknowledge and agree that the Merger and the related transactions shall not constitute a “Liquidation” for purposes of the Employment Agreement or any of the Options. Further, you acknowledge and agree that (i) you understand and agree to the treatment of the Options pursuant to the Merger Agreement, a draft of which has been provided to you prior to the date hereof, (ii) the Milestone Options may be granted to you following consummation of the Merger and (iii) in such event, (A) the Milestone Options would be for shares of Parent’s common stock under a Parent equity incentive plan, (B) the Milestone Options would be subject to the terms of Parent’s standard stock option agreement, (C) the Milestone Options would have a per share exercise price equal to the per share fair market value of Parent’s common stock on the date of grant, as determined by the board of directors of Parent (D) an adjustment would be made to the number of shares subject to the Milestone Options above based on the terms of the Merger Agreement, (E) your service under the Independent Contractor Services Agreement will qualify for purposes of the Milestone Options as remaining in continuous service as the Company’s Chief Executive Officer.

6.    Termination Consideration. Solely if either: (i) you continue to provide services as an employee of the Company through the Resignation Date and the Closing occurs or (ii) the Company terminates your employment prior to your Resignation Date other than (a) for Cause (as defined in the Employment Agreement), (b) as a result of your death or (c) as a result of your Disability (as defined in the Employment Agreement), the Company will provide you with the payments and benefits listed in this

Section 6 (the “Termination Consideration”), subject to and contingent upon Section 8 of this Transition Agreement:

a.    A payment of $470,000, payable in one lump sum within sixty (60) days following the Resignation Date.

b.    An amount equal to the prorated portion of $211,500 based on the ratio that the number of days elapsed in calendar year 2020 prior to the Resignation Date bears to 365 (the “2020 Bonus Payment”), payable in one lump sum within sixty (60) days following the Resignation Date.

c.    A payment of $250,000, payable in one lump sum on January 1, 2021.

d.    A payment of $24,000, payable in one lump sum within sixty (60) days following the Resignation Date.

e.    The vesting of all Options then held by you shall be accelerated such that all Options shall be deemed vested as if you had remained continuously employed for twelve (12) months following the Resignation Date.

f.    All vested Options then held by you as of the Resignation Date or that subsequently vest in accordance with Section 5 shall remain exercisable until the twelve (12) month anniversary of the termination of your services pursuant to the Independent Contractor Services Agreement; provided, however, that no such Option shall be exercisable after the expiration of its maximum term pursuant to the terms thereto.

g.    Reimbursement for up to $15,000 of your reasonable and documented legal expenses incurred in connection with this Transition Agreement.

7.    Early Resignation. You acknowledge and agree that if you resign from employment prior to the Resignation Date (an “Early Resignation”), you will not be entitled to any Termination Consideration, or any Severance Benefits under the Employment Agreement or any acceleration of vesting under any of the Options. You acknowledge and agree that, other than as set forth in Section 6 (and under the conditions set forth therein), you are not entitled to, or eligible for, any further bonus payment of any kind.

8.    Eligibility. Your eligibility for the Termination Consideration is conditioned on (a) you having resigned from the Board and from all positions that you are then serving as a director, officer or in another similar capacity at the Company’s direct and indirect subsidiaries and (b) you having first signed a release agreement in substantially the form attached as Attachment B, which may be adjusted by the Company in its discretion for changes in applicable laws, rules or regulations or customary practice (the “Release”) and such Release becoming effective pursuant to its terms no later than sixty (60) days following the date of termination of your employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you forfeit any rights to the Termination Consideration. In no event will any Termination Consideration be paid under this this Agreement until the Release becomes effective and irrevocable and the Termination Consideration will commence or be provided once the Release becomes effective and irrevocable. You agree that the Company shall have a right of offset against the foregoing for amounts owed to the Company by you (unless the amounts owed are subject to a good faith dispute) to the fullest extent not prohibited by law. The Termination Consideration shall be in lieu of any other severance payments, severance benefits, and severance protections to which you may be entitled under the Employment Agreement (including the Severance Benefits) or any severance or termination policy, plan, program, practice or arrangement of the Company and its affiliates.

9.    Withholding. All amounts payable under this Transition Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction or authorized by you. You acknowledge and agree that other than (a) payment of salary and wages through the Resignation Date (the “Remaining Employment Compensation”) and (b) subject to the terms and conditions hereof and the payments and benefits set forth herein: (i) you have been timely paid all of your wages through the date hereof and, assuming the payment of the Remaining Employment Compensation, you will have been timely paid all of your wages earned through the Resignation Date, (ii) prior to the execution of this Transition Agreement, except for the Remaining Employment Compensation and standard employee benefits through the Resignation Date, you were not entitled to receive (or if entitled to receive, hereby waive, release and forever discharge) any further payments, equity grants, perks or benefits from the Company or any of its subsidiaries or affiliates and (iii) you are not entitled to (or if entitled, hereby waive, release and forever discharge) any further payments, equity grants, perks or benefits from the Company or any of its subsidiaries or affiliates after the Resignation Date (including, without limitation, under the Employment Agreement), except as set forth in this Transition Agreement and the Independent Contractor Services Agreement. You agree that you did not suffer an injury covered by workers’ compensation in the course and scope of your employment with the Company. You agree that, except as provided in this Transition Agreement, you are not and will not be entitled to any severance or acceleration benefits, including, without limitation, under the Option Agreements and the Employment Agreement, as a result of your resignation.

10.    Section 409A. It is intended that the terms of this Transition Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, the final regulations and any guidance promulgated thereunder (collectively, “Section 409A”) or an exemption therefrom, and the terms of this Transition Agreement will be interpreted accordingly; provided, however, that the Company, its affiliates, and their respective employees, officers, directors, agents and representatives (including, without limitation, legal counsel) will not have any liability to you with respect to any taxes, penalties, interest or other costs or expenses you or any related party may incur with respect to or as a result of Section 409A or for damages for failing to comply with Section 409A. Notwithstanding any provision to the contrary in this Transition Agreement, with respect to any amounts under this Transition Agreement that are determined to be deferred compensation for purposes of Section 409A and payable as a result of your termination of employment, you shall not be deemed to have terminated employment unless and until you have experienced a “separation from service” (as that term is used in Section 409A). Payments pursuant to this Transition Agreement are intended to constitute separate payments for purposes of Section 409A. To the extent you are a “specified employee,” as defined in Section 409A and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other section of this Transition Agreement, to the extent required by Section 409A, no payment, distribution or benefit under this Transition Agreement that constitutes a distribution of deferred compensation (within the meaning of Section 409A) upon “separation from service” (as that term is used in Section 409A), after taking into account all available exemptions, that would otherwise be payable, distributable or settled during the six (6) month period after separation from service, will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period, provided, however, that if you die following the date of termination and prior to the payment, distribution, settlement or provision of any payments, distributions or benefits delayed on account of Section 409A, such payments, distributions or benefits shall be paid or provided to the personal representative of your estate within thirty (30) days after the date of your death. To the extent that the payment of any amount hereunder constitutes “nonqualified deferred compensation” for purposes of Section 409A, if the applicable sixty (60) day period described in either Section 6 or Section 8 above spans calendar years, the payments will be made in the second calendar year. Any reimbursements or in-kind benefits provided to or for your benefit that constitute deferred compensation for purposes of Section 409A shall be provided in a manner that complies with Section 409A. Accordingly, (a) all such reimbursements will be made not later than the last day of the calendar year after the calendar year in which the expenses were incurred, (b) any right to such reimbursements or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (c) the amount of the expenses eligible for reimbursement, or the amount of any in-kind benefit provided, during any taxable year will not affect the amount of expenses eligible for reimbursement, or the in-kind benefits provided, in any other taxable year.

11.    Release. In exchange for the agreements contained in this Transition Agreement, which you acknowledge exceeds any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you on behalf of yourself and your heirs, executors, representatives and assigns, hereby fully acquits, releases, waives and discharges from and agree that you have not and will not file, cause to be filed or pursue against, the Company, its affiliates, related parties, parent or subsidiary companies, and its and their present and former directors, officers, employees, agents, committee members, attorneys and representatives, and each of the foregoing’s successors and assigns (including, without limitation, Parent) (the “Released Parties”) all claims obligations, liabilities, complaints, causes of action, charges, debts, and demands of any kind, known and unknown, in law or in equity, asserted or unasserted (“Claims”) which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, rule, regulation or any comparable law in any jurisdiction (“Released Claims”).

Released Claims include, but are not limited to:

(i) all Claims arising from your employment with the Company or the termination of that employment, including Claims for wrongful termination or retaliation and the terms and conditions of employment;

(ii) all Claims related to your compensation or benefits from the Company, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

(iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

(iv) all tort Claims, including Claims for fraud, defamation, slander, libel, disparagement, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

(v) all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

(vi) any other Claims of any kind whatsoever, from the beginning of time until the date you sign this Transition Agreement, in each case whether based on contract, tort, statute, local ordinance, rule, regulation or any comparable law, public policy or common law in any jurisdiction.

By way of example and not limitation, Released Claims shall include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2102 et seq., the California

WARN Act, California Labor Code § 1400 et seq., the California Fair Employment and Housing Act, Cal. Gov. Code §12900 et seq., the California Labor Code, and the orders of the California Industrial Welfare Commission. The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or Claim that cannot be waived as a matter of law, such as workers’ compensation Claims, Claims for indemnification under California Labor Code Section 2802, Claims for unemployment insurance benefits, your right to vested equity or other vested benefits, or as otherwise set forth in this Transition Agreement. YOU UNDERSTAND AND AGREE THAT THIS TRANSITION AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

12.    ADEA. You further specifically unconditionally release and forever discharge the Released Parties from any and all Claims that you may have as of the date you sign this Transition Agreement arising under the ADEA. By signing this Transition Agreement, you acknowledge and confirm that: (a) you have been advised by the Company to consult with an attorney of your choice before signing this Transition Agreement; (b) you were given no fewer than twenty-one (21) days to consider the terms of this Transition Agreement, although you may sign it sooner if desired; (c) you are providing this release in exchange for consideration in addition to that which you are already entitled; (d) you have seven (7) days from the date of signing this Transition Agreement to revoke this Transition Agreement by providing the Company with a written notice of revocation to the Company’s Chairman of the Board at the Company’s principal executive office located at 200 Constitution Drive, Menlo Park, CA 94025, before the end of such seven-day period (“Revocation Period”); (e) this Transition Agreement will not become effective, and you will not be entitled to the benefits of this Transition Agreement, until the Revocation Period passes without you revoking this Transition Agreement; (f) the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this Transition Agreement, and (g) you knowingly and voluntarily accept the terms of this Transition Agreement. You further agree that any change to this Transition Agreement, whether material or immaterial, will not restart the twenty-one (21) day period for you to consider the terms of this Transition Agreement.

13.    Section 1542. You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You intend for this release to be enforced to the fullest extent permitted by law. Notwithstanding the foregoing, you acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge, report an alleged violation of law or participate in an investigation by a governmental administrative agency, including your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this General Release Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge, report or investigation, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. This General Release does not release any rights you may have pursuant to this Transition Agreement or Independent Contractor Services Agreement.

14.    Confidentiality. You further agree to maintain this Transition Agreement and its contents in the strictest confidence and agree that you will not disclose the terms of this Transition Agreement to any third party (other than your legal and financial advisors) without the prior written consent of the Company, unless otherwise required by law. If you are obligated under law to disclose the contents of this Transition Agreement, you agree, to the extent possible, to provide the Company at least five (5) days prior written notice of such obligation. You also agree that during your continued services with the Company and for five (5) years thereafter, you will not make or publish, either orally or in writing, any disparaging statement regarding any Released Parties. The Company agrees that during such period it shall instruct its executive officers and directors to refrain from making or publishing, either orally or in writing, any disparaging statements concerning you to any third parties; provided, however, that the Company shall be permitted to (a) respond truthfully to reference requests from your potential future employers, and (b) disclose the reasons for your departure to current and prospective equityholders, officers, directors, investors, financing sources, underwriters, acquirors, strategic partners or any representative or affiliate or the foregoing, and both parties may make disclosures necessary or advisable to comply with applicable law, rule, regulation, securities exchange requirement or court order. The parties further agree that you will refer any third party reference requests to the Company’s Chief Human Resources Officer or the then highest ranking human resources employee, who will respond by confirming dates of employment and last position held.

15.    Cooperation. You agree to use reasonable efforts to cooperate with the Company in connection with any business matters in which you were involved or any existing or potential claims, investigations, administrative proceedings, lawsuits or other legal and business matters which arose during your employment or thereafter as part of the Services or involving matters of which you have knowledge due to your position as Chief Executive Officer, President, Treasurer or Secretary. This includes being available to provide information or explain documents as requested by the Company and its counsel as well as disclosing to the Company and its counsel any facts you know which might be relevant and cooperating fully so as to enable the Company and its counsel to present any claim or defense which it may have relating to such matters. In addition, you agree not to counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any third party against the Company, unless under subpoena or other court or administrative order or legal process to do so.

16.    Right to Disclose. Notwithstanding any other provision of this Transition Agreement to the contrary, you have the right to (a) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of the law or (b) disclose trade secrets in a document filed in a lawsuit or other proceeding so long as that filing is made under seal and protected from public disclosure. Nothing in this Transition Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

17.    Proprietary Information. You agree that, notwithstanding any other provision of this Transition Agreement to the contrary and without limiting in any manner the Proprietary Information Agreement, as a precondition of your eligibility for and receipt of the Consideration, you shall return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, CD’s, electronic files and/or storage devices, presentations; Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers, phones, credit cards, entry cards, identification badges and building and desk keys); and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). You shall retain no copies of Company records after the date hereof. Any such records have been or will be returned to Company.

18.    Arbitration. You and the Company further agree that the sole remedy for any and all disputes arising out of or based on the terms, interpretation, application, or alleged breach of this Transition Agreement, including any of the Released Claims, shall be binding arbitration, which shall be conducted in San Mateo County, California, before a single arbitrator, in accordance with the then applicable rules of the Judicial Arbitration and Mediation Service (“JAMS”) or by a non-JAMS process to which the parties may otherwise agree. By agreeing to arbitrate, the parties are waiving their respective rights to a jury trial with regard to any of the above-referenced claims.

19.    Entire Agreement. This Transition Agreement constitutes the entire agreement and understanding between you and the Company concerning its subject matter, replaces and supersedes any and all prior agreements and understandings between us (other than the Proprietary Information Agreement, which shall remain in full force and effect), and may only be amended in writing signed by you and an authorized representative of the Company, and that, except for the Proprietary Information Agreement and the Independent Contractor Services Agreement, and except as otherwise expressly provided in this Transition Agreement, this Transition Agreement renders null and void any and all prior or contemporaneous representations, warranties or agreements between you and the Company or any affiliate of the Company. It is agreed that this Transition Agreement shall be governed by the laws of the State of California. If any provision of this Transition Agreement or the application thereof to any person, place, or circumstance shall be held by a court of competent jurisdiction or arbitrator to be invalid, unenforceable, or void, the remainder of this Transition Agreement and such provision as applied to other person, places, and circumstances shall remain in full force and effect. You understand and agree that this Transition Agreement is not an admission of guilt or wrongdoing by the Company and that the Company does not believe or admit that it has done anything wrong.

20.    Acknowledgement. Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Transition Agreement or have been afforded every opportunity to do so; (b) that you are fully aware of this Transition Agreement’s contents and legal effect; (c) that you have reviewed, or have had the opportunity to review, this Transition Agreement with legal counsel of your choosing; and (d) that you have chosen to enter into this Transition Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by Company other than those contained in this Transition Agreement.

21.    Conditionality. Each party acknowledges and agrees that this Transition Agreement shall terminate in its entirety and be of no further force and effect if the Merger Agreement is: (a) not entered into prior to June 30, 2020 or (b) entered into and subsequently terminated prior to the Closing occurring.

[Remainder of Page Left Intentionally Blank]

To accept this Transition Agreement, please sign and date this Transition Agreement and return it to me. Please indicate your agreement with the above terms by signing below.

Sincerely,

Adicet Bio Inc.

By:	/s/ Donald Santel
Name:	Donald Santel
Title:	Executive Chairman

Address for Notices:

200 Constitution Drive
Menlo Park, CA 94025

My agreement with the terms of this Transition Agreement is signified by my signature below. I confirm and acknowledge that I am not entitled to any severance under my Employment Agreement. Furthermore, I acknowledge that I have read and understand this Transition Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Transition Agreement.

Signed	/s/ Anil Singhal	Dated: April 28, 2020
Anil Singhal

Address for Notices:

Attachment A:	Independent Contractor Services Agreement
Attachment B:	Form of Release

ATTACHMENT A

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

[See Attached]

ATTACHMENT B

FORM OF RELEASE

[See Attached]

GENERAL RELEASE AGREEMENT

This General Release Agreement is executed by Anil Singhal (“you”), in accordance with your Transition Agreement, dated as of April 28, 2020, by and between you and Adicet Bio, Inc. (the “Company”), as amended, modified or restated from time to time (the “Transition Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Transition Agreement.

In accordance with the Transition Agreement, and in exchange for the Termination Consideration, which you acknowledge exceeds any amounts to which you otherwise may be entitled under the Company’s policies and practices or applicable law, you on behalf of yourself and your heirs, executors, representatives and assigns, hereby fully acquits, releases, waives and discharges from and agree that you have not and will not file, cause to be filed or pursue against, the Company, its affiliates, related, parent or subsidiary companies, and its and their present and former directors, officers, employees, agents, committee members, attorneys and representatives, and each of the foregoing’s successors and assigns (including, without limitation, Parent) (the “Released Parties”) all claims obligations, liabilities, complaints, causes of action, charges, debts, and demands of any kind, known and unknown, in law or in equity, asserted or unasserted (“Claims”) which you may now have or have ever had against any of them, or arising out of your relationship with any of them, including all claims for compensation and bonuses, attorneys’ fees, and all claims arising from your employment with the Company or the termination of your employment, whether based on contract, tort, statute, local ordinance, rule, regulation or any comparable law in any jurisdiction (“Released Claims”).

Released Claims include, but are not limited to:

(i) all Claims arising from your employment with the Company or the termination of that employment, including Claims for wrongful termination or retaliation and the terms and conditions of employment;

(ii) all Claims related to your compensation or benefits from the Company, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits;

(iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing;

(iv) all tort Claims, including Claims for fraud, defamation, slander, libel, disparagement, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy;

(v) all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and

(vi) any other Claims of any kind whatsoever, from the beginning of time until the date you sign this General Release Agreement, in each case whether based on contract, tort, statute, local ordinance, rule, regulation or any comparable law, public policy or common law in any jurisdiction.

By way of example and not limitation, Released Claims shall include any Claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave

Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2102 et seq., the California WARN Act, California Labor Code § 1400 et seq., the California Fair Employment and Housing Act, Cal. Gov. Code §12900 et seq., the California Labor Code, and the orders of the California Industrial Welfare Commission. The parties intend for this release to be enforced to the fullest extent permitted by law. You understand that you are not waiving any right or Claim that cannot be waived as a matter of law, such as workers’ compensation Claims, Claims for indemnification under California Labor Code Section 2802, Claims for unemployment insurance benefits, your right to vested equity or other vested benefits, or as otherwise set forth in this General Release Agreement. YOU UNDERSTAND AND AGREE THAT THIS GENERAL RELEASE AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

You intend for this release to be enforced to the fullest extent permitted by law. Notwithstanding the foregoing, you acknowledge and agree that you are not waiving or being required to waive any right that cannot be waived as a matter of law, including the right to file a charge, report an alleged violation of law or participate in an investigation by a governmental administrative agency, including your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this General Release Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company; provided, however, that you hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge, report or investigation, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency. This General Release does not release any rights you may have pursuant to the Transition Agreement or Independent Contractor Services Agreement.

You further specifically unconditionally release and forever discharge the Released Parties from any and all Claims that you may have as of the date you sign this General Release Agreement arising under the ADEA. By signing this General Release Agreement, you acknowledge and confirm that: (i) you have been advised by the Company to consult with an attorney of your choice before signing this General Release Agreement; (ii) you were given no fewer than [twenty-one (21) or forty-five (45)] days to consider the terms of this General Release Agreement, although you may sign it sooner if desired; (iii) you are providing this release in exchange for consideration in addition to that which you are already entitled; (iv) you have seven (7) days from the date of signing this General Release Agreement to revoke this General Release Agreement by providing the Company with a written notice of revocation to the current [Chairman of the Board of Directors of the Company] at the Company’s principal executive office located at [LOCATION], before the end of such seven-day period (“Revocation Period”); (v) this General Release Agreement will not become effective, and you will not be entitled to any Termination Consideration, until the Revocation Period passes without you revoking this General Release Agreement; (vi) the release contained in this paragraph does not apply to rights and claims that may arise after the date on which you sign this General Release Agreement, and (vii) you knowingly and voluntarily accept the terms of this General Release Agreement. You further agree that any change to this General Release Agreement, whether material or immaterial, will not restart the [twenty-one (21) or forty-five (45)] day period for you to consider the terms of this General Release Agreement.

You affirm that you have not initiated, filed or caused to be filed and agree not to initiate, file or cause to be filed any Released Claims against any of the Released Parties. You further agree not to encourage any person, including any current or former Company employee, to file any kind of claim whatsoever against the Released Parties, or any of them, and not to solicit, assist, support or in any way cooperate in the initiation or prosecution of any action or proceeding brought against the Released Parties, or any of them, by a third party, except if compelled to do so by legal process which includes when compelled by court order, subpoena or written request by an administrative agency or the legislature to testify regarding alleged criminal conduct or alleged sexual harassment.

Notwithstanding anything to the contrary in this General Release Agreement, nothing in this General Release Agreement shall prohibit or interfere with you exercising protected rights to file a charge with or report to any Governmental Agency. You do not need the Company’s advance permission to file any such charge or report or to participate in any such investigation. You do, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that you may receive and fully retain a monetary award from a government-administered whistleblower award program. You further acknowledge and agree that this General Release Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

You represent and warrant that you have returned to the Company—and have not retained any copies of—all Company property, including, without limitation, all documents and data in whatever form maintained, confidential information, computer hardware or software, files, papers, memoranda, correspondence, client lists, employee information, financial records and information, credit cards, keys, access cards, tape recordings, pictures and any other items of any nature which were or are the property of the Company. You understand that you will not be eligible for any Termination Consideration, until you return all Company property.

You agree to reasonably cooperate with the Company in any pending or future litigation and/or administrative investigation in which the Company is a party and/or is the subject of an administrative investigation where you have relevant knowledge or information.

You agree that the Transition Agreement and this General Release Agreement contain all of the agreements and understandings between you and the Company with respect to their subject matter, and may not be contradicted by evidence of any prior or contemporaneous agreement; provided, however, that, the Proprietary Information Agreement shall not be modified in any way by this General Release Agreement and shall continue in full force and effect in accordance with its terms. This General Release Agreement shall be governed by the laws of the State of California. If any provision of this General Release Agreement or its application to any person, place, or circumstance is held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this General Release Agreement and such provision as applied to other person, places, and circumstances will remain in full force and effect. Nothing in this General Release Agreement shall be construed as an admission by any party of any wrongdoing, violation of the Company’s policies or procedures, or violations of any federal, state or local law.

Finally, by your signature below, you acknowledge each of the following: (a) you have read this General Release Agreement or have been afforded every opportunity to do so; (b) you are fully aware of this General

Release Agreement’s contents and legal effect; (c) you have reviewed, or have had the opportunity to review, this General Release Agreement with legal counsel of your choosing; and (d) you have chosen to enter into this General Release Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this General Release Agreement.

Please note that this General Release Agreement may be signed no earlier than your last date of employment with the Company, and that your eligibility for any Termination Consideration, is conditioned upon meeting the terms set forth in the Transition Agreement.

Date:
Anil Singhal